REPORT OF SHAREHOLDER MEETING  Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer AMT-Free New York
Municipals was held at which the eleven Trustees identified below were elected (Proposal No. 1) and the sub-proposals in (Proposal No. 2) were approved as described in the Funds' proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1

NOMINEE                                     FOR       WITHHELD             TOTAL
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TRUSTEES
Matthew P. Fink                  27,791,065.397    531,952.825    28,323,018.222
Robert G. Galli                  27,726,105.625    596,912.597    28,323,018.222
Phillip A. Griffiths             27,797,006.089    526,012.133    28,323,018.222
Mary F. Miller                   27,722,273.618    600,744.604    28,323,018.222
Joel W. Motley                   27,793,450.968    529,567.254    28,323,018.222
John V. Murphy                   27,763,995.926    559,022.296    28,323,018.222
Kenneth A. Randall               27,699,844.592    623,173.630    28,323,018.222
Russell S. Reynolds, Jr.         27,731,564.737    591,453.485    28,323,018.222
Joseph M. Wikler                 27,779,044.219    543,974.003    28,323,018.222
Peter I. Wold                    27,782,713.188    540,305.034    28,323,018.222
Clayton K. Yeutter               27,713,534.152    609,484.070    28,323,018.222

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PROPOSAL NO. 2 Proposal to change the policy on

               FOR                               AGAINST           ABSTAIN   BROKER NON VOTE             TOTAL
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
2C: Diversification of Investments
    19,583,787.692                           863,483.585     1,059,096.945     6,816,650.000    28,323,018.222
2D: Investment Futures
    19,478,701.801                           993,807.931     1,033,858.490     6,816,650.000    28,323,018.222
2L: Senior Securities
    19,807,486.004                           631,238.159     1,067,644.059     6,816,650.000    28,323,018.222
2M: Underwriting
    19,604,730.559                           716,984.160     1,184,653.503     6,816,650.000    28,323,018.222
2O: Investment Percentage Restrictions
    19,350,281.587                           881,568.630     1,274,518.005     6,816,650.000    28,323,018.222